UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Corvus Gold Inc.
(Exact name of registrant as specified in its charter)

British Columbia	98-0668473
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1750, 700 West Pender St., Vancouver, British Columbia Canada	V6C 1G8
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares, no par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The Company is authorized to issue an unlimited number of Common Shares, without par value, of which 123,987,845 are issued and outstanding as at the date of this Annual Report.

Holders of Common Shares are entitled to receive notice of and to attend any meetings of shareholders of the Company and at any meetings of shareholders to cast one vote for each Common Share held. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive dividends as and when declared by the board of directors of the Company at its discretion from fund legally available therefor and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attached to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. There are no pre-emptive, subscription, conversion or redemption rights attached to the Common Shares nor do they contain any sinking or purchase fund provisions.

Item 2. Exhibits.

ITEM 2. EXHIBITS.

Exhibit Number	Description of Exhibits
3.1	Notice of Articles, dated April 13, 2010 (1)
3.2	Articles, dated April 12, 2010 (1)

Notes:

(1)	Incorporated herein by reference to the exhibits of the same number in the Registrant’s Draft Registration Statement on Form S-1 filed on May 12, 2014.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)	Corvus Gold Inc.

Date	August 10, 2020

By	/s/ Jeffrey A. Pontius
Jeffrey A. Pontius Chief Executive Officer